Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2016 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--February 2, 2016--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the fiscal quarter ended December 26, 2015.

Highlights for the quarter ended December 26, 2015, were as follows, and were consistent with preliminary results announced on January 11, 2016:

  Net sales increased 49% to approximately $194 million;
  Opened five new stores and completed the rebranding of 19 Sheplers stores;
  Consolidated same store sales (which include e-commerce and Sheplers sales) declined 2.0%, with Boot Barn and Sheplers performing similarly;
  Pro forma adjusted net income per diluted share of $0.45 compared to $0.40 per diluted share in the prior-year period.

1) Pro forma adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included below. See also "Non-GAAP Financial Measures."

Jim Conroy, Chief Executive Officer, commented, “While our same store sales fell short of our original expectations, we maintained healthy merchandise margins without making meaningful changes to our pricing strategy in what was a very promotional holiday season. We also made considerable progress on our other initiatives during the third quarter. We completed the integration of the Sheplers business and further increased our market share by opening five new stores and growing e-commerce by double digits. We continued our initiative to expand merchandise margins by increasing the penetration of our private brands. We are pleased as both the Sheplers stores and e-commerce channels experienced growth in sales for the first five weeks of the fourth quarter, while the core Boot Barn business remained slightly positive. Overall, we remain confident in our ability to continue to execute on our long-term growth strategies, further expand our store footprint, and improve merchandise margins, while further solidifying our position as the largest omni-channel western and work wear retailer in the U.S.”

Operating Results for the Third Quarter Ended December 26, 2015

  Net sales increased 49% to $193.8 million in the third quarter of fiscal year 2016, from $130.5 million in the prior year period. Net sales increased due to contributions from recently acquired Sheplers and 22 new stores opened between the beginning of the fourth quarter of fiscal 2015 and the end of the third quarter of fiscal 2016, partially offset by a decrease of 2.0% in consolidated same store sales.
  Adjusted gross profit was $65.0 million or 33.5% of net sales (on a GAAP basis, gross profit was $64.2 million or 33.1%) in the third quarter of fiscal year 2016, an increase of $18.8 million or 40.7% from gross profit of $46.2 million, or 35.4% of net sales in the prior-year period. Adjusted gross profit excludes acquisition-related integration costs, including an adjustment to normalize the impact of sales of Sheplers’ discontinued inventory, contract termination costs and the amortization of inventory fair value adjustment. Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 22 new stores. The merchandise margin rate at the Sheplers business improved; whereas, the core Boot Barn business was in line with the prior year. On a consolidated basis, given that Sheplers’ historical margin is lower than core Boot Barn, the composition of the businesses this year with Sheplers, as compared to last year when the Company did not own Sheplers, resulted in a decline in merchandise margin of 260 basis points due to mix. There was a slight decline in merchandise margin of 10 basis points at core Boot Barn comprised of higher freight costs, partially offset by better markup. Declines in consolidated merchandise margin rate were partially offset by the leveraging of occupancy expenses of 70 basis points.

  Adjusted income from operations was $23.5 million in the third quarter of fiscal year 2016, an increase of 32.5% compared to $17.7 million in the prior-year period. Adjusted income from operations excludes acquisition-related integration costs, SEC filing costs, loss on disposal of assets and contract termination costs, and the amortization of inventory fair value adjustment incurred in the third quarter of fiscal year 2016. On a GAAP basis, income from operations was $20.2 million in the third quarter of fiscal year 2016 compared to $17.9 million in the prior-year period.
  During the third quarter, the Company opened five Boot Barn stores, ending the quarter with 206 stores in 29 states.
  Pro forma adjusted net income was $12.0 million, or $0.45 per diluted share in the third quarter of fiscal year 2016, compared to $10.5 million or $0.40 per diluted share in the prior-year period. On a GAAP basis, net income was $9.9 million, or $0.37 per diluted share in the third quarter of fiscal year 2016, compared to $8.8 million or $0.36 per diluted share in the prior-year period.

Operating Results for the Nine Months Ended December 26, 2015

  Net sales increased 40.1% to $419.6 million in the first nine months of fiscal year 2016, from $299.4 million in the prior-year period. Net sales increased due to contributions from recently acquired Sheplers, 22 new stores opened between the beginning of the fourth quarter of fiscal 2015 and the end of the third quarter of fiscal 2016, and an increase of 0.3% in consolidated same store sales.
  Adjusted gross profit was $134.1 million or 32.0% of net sales (on a GAAP basis, gross profit was $130.8 million or 31.2%) in the first nine months of fiscal year 2016, an increase of $33.3 million, or 33.0% from gross profit of $100.8 million, or 33.7% of net sales in the prior-year period. Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 22 new stores. The decline in adjusted gross profit rate was primarily driven by a 170 basis point decrease from the composition of the lower margin Sheplers business that was not part of Boot Barn in the prior year. Core Boot Barn’s merchandise margin was flat.
  Adjusted income from operations was $35.0 million in the first nine months of fiscal year 2016, an increase of 29.3% compared to $27.1 million in the prior-year period. On a GAAP basis, income from operations was $24.6 million in the first nine months of fiscal year 2016 compared to $27.6 million in the prior-year period.

  The Company acquired 25 Sheplers stores, opened 18 Boot Barn stores, closed five Sheplers and one Boot Barn store, and ended the period with 206 stores in 29 states.
  Pro forma adjusted net income was $16.2 million, or $0.60 per diluted share in the first nine months of fiscal year 2016, compared to $13.8 million or $0.53 per diluted share in the prior-year period. On a GAAP basis, net income was $8.9 million, or $0.33 per diluted share in the first nine months of fiscal year 2016, compared to net income of $11.1 million or $0.45 per diluted share in the prior-year period.

A reconciliation of adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of December 26, 2015

  Cash: $17.8 million
  Total net borrowings: $223.9 million
  Total liquidity (cash plus availability on $125 million revolving credit facility): $112.8 million

Fiscal Year 2016 Outlook

For the fiscal fourth quarter ending March 26, 2016, including Sheplers, the Company now expects:

  To open four new stores in the fourth quarter.
  Consolidated same store sales growth to be flat to slightly positive.
  Pro forma adjusted income from operations between $8.5 million and $9.4 million.
  Pro forma adjusted net income of $2.9 million to $3.5 million,
  Pro forma adjusted net income per diluted share of $0.11 to $0.13 based on 26.6 million weighted average diluted shares outstanding.

For the fiscal year ending March 26, 2016, including Sheplers, the Company now expects:

  To open 22 new stores.
  Pro forma adjusted income from operations between $43.5 million and $44.4 million.
  Pro forma adjusted net income of $19.1 million to $19.7 million.
  Pro forma adjusted net income per diluted share of $0.71 to $0.73 based on 26.9 million weighted average diluted shares outstanding.

Our Fiscal 2016 outlook for pro forma adjusted income from operations and net income excludes merger and integration costs and other non-recurring expenses, including losses on the disposal of assets and contract termination costs, acquisition-related expenses, acquisition-related integration costs, amortization of inventory fair value adjustment, markdown of discontinued Sheplers inventory, and the write off of debt discount as part of the June 29, 2015 refinancing. See the table at the end of this press release that reconciles forecasted GAAP net income to forecasted pro forma adjusted net income.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal 2016 is scheduled for today, February 2, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 16, 2016, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13629183. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands. Boot Barn now operates 205 stores in 29 states, in addition to an e-commerce channel, including both www.bootbarn.com and www.sheplers.com. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income from operations, actual net income and actual diluted earnings per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income from operations, pro forma adjusted net income to net income, and pro forma adjusted net income per share to net income per share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as "anticipate," "estimate," "expect," "project," "plan,“ "intend," "believe," “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, declines in consumer spending or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 26,	March 28,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$17,840	$1,448
Accounts receivable	5,732	3,863
Inventories	174,060	129,312
Prepaid expenses and other current assets	9,091	10,656
Total current assets	206,723	145,279
Property and equipment, net	72,562	30,054
Goodwill	191,915	93,097
Intangible assets, net	65,561	57,131
Other assets	896	567
Total assets	$537,657	$326,128
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$30,007	$16,200
Accounts payable	81,292	44,636
Accrued expenses and other current liabilities	47,896	24,061
Current portion of notes payable, net of unamortized debt issuance costs	1,050	1,596
Total current liabilities	160,245	86,493
Deferred taxes	3,957	21,102
Long-term portion of notes payable, net of unamortized debt issuance costs	192,826	72,030
Capital lease obligation	8,334	15
Other liabilities	12,475	4,066
Total liabilities	$377,837	$183,706

Stockholders’ equity:
Common stock, $0.0001 par value; December 26, 2015 - 100,000 shares authorized, 26,353 shares issued; March 28, 2015 - 100,000 shares authorized, 25,824 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	-	-
Additional paid-in capital	137,235	128,693
Retained earnings	22,582	13,726
Less: Common stock held in treasury, at cost, 3 and 0 shares at December 26, 2015 and March 28, 2015, respectively	-	-
Total stockholders’ equity	159,820	142,422
Total liabilities and stockholders’ equity	$537,657	$326,128

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014
Net sales	$193,842	$130,523	$419,554	$299,404
Cost of goods sold	129,891	84,367	289,176	198,605
Amortization of inventory fair value adjustment	(228)	-	(453)	-
Total cost of goods sold	129,663	84,367	288,723	198,605
Gross profit	64,179	46,156	130,831	100,799
Operating expenses:
Selling, general and administrative expenses	43,986	28,299	105,323	73,167
Acquisition-related expenses	-	-	891	-
Total operating expenses	43,986	28,299	106,214	73,167
Income from operations	20,193	17,857	24,617	27,632
Interest expense, net	3,553	4,177	9,347	9,755
Other income, net	-	12	-	37
Income before income taxes	16,640	13,692	15,270	17,914
Income tax expense	6,712	4,929	6,414	6,794
Net income	9,928	8,763	8,856	11,120
Net income attributed to non-controlling interest	-	-	-	4
Net income attributed to Boot Barn Holdings, Inc.	$9,928	$8,763	$8,856	$11,116

Earnings per share:
Basic shares	$0.38	$0.37	$0.34	$0.46
Diluted shares	$0.37	$0.36	$0.33	$0.45
Weighted average shares outstanding:
Basic shares	26,326	23,704	26,116	20,928
Diluted shares	26,871	24,556	27,003	21,599

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	December 26,	December 27,
	2015	2014
Cash flows from operating activities
Net income	$8,856	$11,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,670	4,481
Stock-based compensation	2,143	1,459
Excess tax benefit	(3,701)	-
Amortization of intangible assets	1,852	1,962
Amortization and write-off of debt issuance fees and debt discount	1,991	2,218
Loss on disposal of property and equipment	237	113
Accretion of above market leases	54	(126)
Deferred taxes	(1,060)	604
Amortization of inventory fair value adjustment	(453)	-
Changes in operating assets and liabilities:
Accounts receivable	(77)	(2,321)
Inventories	(13,859)	(19,153)
Prepaid expenses and other current assets	9,057	1,176
Other assets	(1,550)	(166)
Accounts payable	23,053	5,647
Accrued expenses and other current liabilities	17,068	12,423
Other liabilities	4,387	1,148
Net cash provided by operating activities	$55,668	$20,585
Cash flows from investing activities
Purchases of property and equipment	$(30,094)	$(9,562)
Acquisition of business, net of cash acquired	(146,541)	-
Net cash used in investing activities	$(176,635)	$(9,562)
Cash flows from financing activities
Line of credit - net	$13,807	$3,419
Proceeds from loan borrowings	200,938	30,750
Repayments on debt and capital lease obligations	(77,298)	(82,860)
Debt issuance fees	(6,487)	(776)
Net proceeds from initial public offering	-	82,224
Excess tax benefits from stock options	3,701	-
Proceeds from exercise of stock options	2,698	-
Dividends paid	-	(41,300)
Net cash provided by/(used in) financing activities	$137,359	$(8,543)

Net increase in cash and cash equivalents	16,392	2,480
Cash and cash equivalents, beginning of period	1,448	1,118
Cash and cash equivalents, end of period	$17,840	$3,598

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,901	$3,347
Cash paid for interest	$7,044	$7,818
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,416	$702
Equipment acquired through capital lease	$-	$36

Boot Barn Holdings, Inc.

Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share, to the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and diluted income per share. Pro forma adjusted net income and pro forma adjusted diluted income per share give effect to the reduction in our interest rate under our credit facility as a result of, and the repayment of a portion of our term loan with the proceeds of, our November 2014 initial public offering (the “IPO”), as if it had occurred on March 31, 2013, the first day of our fiscal year 2014.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$64,179	$46,156	$130,831	$100,799
Amortization of inventory fair value adjustment (a)	(228)	-	(453)	-
Acquisition-related integration costs (b)	999	-	3,330	-
Contract termination costs (c)	-	-	403	-
Adjusted gross profit	$64,950	$46,156	$134,111	$100,799

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$20,193	$17,857	$24,617	$27,632
Amortization of inventory fair value adjustment (a)	(228)	-	(453)	-
Acquisition-related expenses (d)	-	-	891	-
Acquisition-related integration costs (b)	3,153	-	8,521	-
Loss on disposal of assets and contract termination costs (c)	53	27	1,107	113
SEC filing costs (e)	317	-	317	-
Estimated public company costs (f)	-	(153)	-	(1,540)
Other due diligence expenses (g)	-	-	-	864
Adjusted income from operations	$23,488	$17,731	$35,000	$27,069

Reconciliation of GAAP net income attributed to Boot Barn Holdings, Inc. to pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income attributed to Boot Barn Holdings, Inc., as reported	$9,928	$8,763	$8,856	$11,116
Amortization of inventory fair value adjustment (a)	(228)	-	(453)	-
Acquisition-related expenses (d)	-	-	891	-
Acquisition-related integration costs (b)	3,153	-	8,521	-
Loss on disposal of assets and contract termination costs (c)	53	27	1,107	113
SEC filing costs (e)	317	-	317	-
Estimated public company costs (f)	-	(153)	-	(1,540)
Other due diligence expenses (g)	-	-	-	864
Write-off of debt discount (h)	-	-	1,355	-
Interest expense, as reported	-	4,177	-	9,755
Pro forma interest expense (i)	-	(1,210)	-	(3,630)
Provision for income taxes, as reported	6,712	4,929	6,414	6,794
Pro forma adjusted provision for income taxes (j)	(7,937)	(6,007)	(10,809)	(9,685)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$11,998	$10,526	$16,199	$13,787

Reconciliation of proforma adjusted net income per diluted share to net income per diluted share
Net income per share, diluted:
Net income per share, as reported	$0.37	$0.36	$0.33	$0.45
Adjustments	0.08	0.04	0.27	0.08
Net income per share paid to vested option holders (k)	-	-	-	0.06
Pro forma adjusted net income per share, diluted	$0.45	$0.40	$0.60	$0.53

Weighted average diluted shares outstanding, as reported	26,871	24,556	27,003	21,599
Pro forma effect of shares issuances in IPO (l)	-	1,975	-	4,492
Pro forma adjusted diluted weighted average shares	26,871	26,531	27,003	26,091

(a) Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(b) Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.
(c) Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(d) Includes direct costs and fees related to the Sheplers acquisition.
(e) Represents professional fees and expenses incurred in connection with a form S-1 Registration Statement filing in July 2015.
(f) Reflects estimated incremental legal, accounting, insurance and other compliance costs in the first three quarters of fiscal year 2015 as if the Company had been a public company during such quarters. Actual public company costs incurred in fiscal 2016 are reflected in GAAP income from operations.
(g) Represents professional fees and expenses incurred in connection with a prior due diligence process of Sheplers.
(h) Represents the write off of debt discounts and debt issuance costs associated with the previously extinguished Wells Fargo Credit Facility.
(i) Represents the net decrease in interest expense resulting from a reduction in our LIBOR floor and the pay down of principal balance on the Company's term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.
(j) The provision for income taxes uses an effective tax rate of 40.0% for the thirty-nine week period ended December 26, 2015, compared to the Company's tax rate of 42.0% and applies it to the non-GAAP income before taxes. The Company's tax rate was impacted by expenses associated with the Sheplers acquisition. Excluding these one-time events, the tax rate would have been 40.0%.
(k) In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders. The Company has added this payment to the net income in order to calculate pro forma adjusted diluted earnings per share.
(l) These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

	FY 2016 Outlook
(in millions)	Low	High

Reconciliation of forecasted GAAP net income to forecasted pro forma adjusted net income
Net income guidance	$11.1	$11.7
Loss on disposal of assets and contract termination costs	1.2	1.2
Acquisition-related expenses	0.9	0.9
Acquisition-related integration and reorganization costs	10.1	10.1
Amortization of inventory fair value adjustment	(0.5)	(0.5)
SEC filing costs	0.3	0.3
Write off of debt issuance costs	1.4	1.4
Provision for income taxes	7.4	7.8
Pro forma adjusted provision for income taxes	(12.8)	(13.2)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$19.1	$19.7

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 29	June 28	September 27	December 27	March 28	June 27	September 26	December 26
	2014	2014	2014	2014	2015	2015	2015	2015
Store Count (BOP)	117	152	155	158	166	169	176	201
Opened/Acquired	39	3	3	8	4	7	31	5
Closed Boot Barn Stores	(4)	-	-	-	(1)	-	(1)	-
Closed Sheplers Stores	-	-	-	-	-	-	(5)	-
Store Count (EOP)	152	155	158	166	169	176	201	206

Debt Covenant Calculation
EBITDA Reconciliation

	(Thirteen Weeks Ended)
	Q3 FY16	Q2 FY16	Q1 FY16	Q4 FY15
Boot Barn's Net income/(loss)	$9,928	$(3,343)	$2,271	$2,610
Income tax expense/(benefit)	6,712	(2,071)	1,773	1,672
Interest expense, net	3,553	5,003	791	3,536
Depreciation and intangible asset amortization	3,593	3,292	2,637	2,764
Boot Barn's EBITDA	$23,786	$2,881	$7,472	$10,582

Non-cash stock-based compensation (a)	$761	$730	$653	$590
Non-cash accrual for future award redemptions (b)	961	88	(248)	(630)
Acquisition-related expenses (c)	-	-	891	-
Acquisition-related integration and reorganization costs (d)	3,153	5,368	-	-
Amortization of inventory fair value adjustment (e)	(228)	(225)	-	-
Loss on disposal of assets and contract termination costs (f)	53	1,042	11	21
SEC filing costs (g)	317	-	-	-
Secondary Offering Costs (h)	-	-	-	541
Boot Barn's Adjusted EBITDA	$28,803	$9,884	$8,779	$11,104

Additional adjustments[1]	655	718	2,904	4,089
Consolidated EBITDA per Loan Agreements	$29,458	$10,602	$11,683	$15,193	[2]

1Adjustments to Boot Barn's Adjusted EBITDA as stipulated in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. For Q4 FY15 and Q1 FY16, the adjustments also include Sheplers EBITDA, as Sheplers' results were not included in Boot Barn consolidated results until Q2 FY16, the period in which Boot Barn acquired Sheplers.
2Consolidated EBITDA for the thirteen weeks ended Q4 FY15 was given to the Company in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver agreements, as the additional EBITDA contribution from the acquisition of Sheplers in June 2015 was not already included in the Company's consolidated EBITDA for the thirteen weeks ended March 28, 2015. As such, the additional adjustments to arrive at the consolidated EBITDA used in the loan covenant compliance calculation is larger than those adjustments in the subsequent periods presented.

(a) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Includes direct costs and fees related to the Sheplers Acquisition.
(d) Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount. The adjustment assumes such inventory was sold at Sheplers’ normalized margin rate.
(e) Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(f) Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(g) Represents professional fees and expenses incurred in connection with a form S-1 Registration Statement filing in July 2015.
(h) Represents professional fees and expenses incurred in connection with the secondary offering held in February 2015.

CONTACT:
Investors:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com
or
Media:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com